COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION
ARTICLES OF INCORPORATION
OF A VIRGINIA STOCK CORPORATION
     The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, state(s) as follows:
1.	The name of the corporation is: HERMES ACQUISITION CORP.

2.	The number of shares the corporation is authorized to issue is one hundred (100) shares of Common Stock, no par value.

3.	A. The name of the corporation’s initial registered agent is Corporation Service Company.
B.	The initial registered agent is (mark appropriate box):

(1)	an individual who is a resident of Virginia and

☐ an initial director of the corporation.

☐ a member of the Virginia State Bar.

OR

(2)	☑ a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.
4.	A. The corporation’s initial registered office address, which is the business office of the initial registered agent, is:

11 South 12th Street, P.O. Box 1463	Richmond	, VA	23218	.

(number/street)	(city or town)		(zip code)
B.	The registered office is physically located in the ☑ city or ☐ county of Richmond.
5.	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Virginia Stock Corporation Act, as from time to time amended.

6.	A director of the corporation shall not be personally liable either to the corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law. Neither amendment nor repeal of this paragraph 6 nor the adoption of any provision of the Articles of Incorporation of the corporation inconsistent with this paragraph 6 shall eliminate or reduce the effect of this paragraph 6 in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph 6, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

7.	The corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer or incorporator of the corporation, or, while a director or officer the Corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

8.	The initial directors are:

NAME(S)	ADDRESS(ES)
PATRICK C. REGAN	c/o Willis Group Holdings, Ltd., One World Financial Center, 200 Liberty Street, New York, NY 10281

ADAM G. CIONGOLI	c/o Willis Group Holdings, Ltd., One World Financial Center, 200 Liberty Street, New York, NY 10281

DONALD J. BAILEY	c/o Willis Group Holdings, Ltd., One World Financial Center, 200 Liberty Street, New York, NY 10281
9.	INCORPORATOR:

JOHN ELLSWORTH

SIGNATURE	PRINTED NAME
Dated this fifth day of June, 2008.

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